Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 2nd Quarter 2023 Results
Denver, Colorado, August 3, 2023 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended June 30, 2023.
"Over the first half of the year, DaVita has been focused on innovation in our clinical systems and driving operational improvements throughout our organization," said Javier Rodriguez, CEO of DaVita Inc. "Our second quarter performance reflects strong traction across those initiatives, putting us on a path to deliver strong clinical outcomes and financial results for the year."
Financial and operating highlights for the quarter ended June 30, 2023:
•Consolidated revenues were $3.0 billion.
•Operating income was $405 million and adjusted operating income was $432 million.
•Diluted earnings per share was $1.91 and adjusted diluted earnings per share was $2.08.
•Operating cash flow was $450 million and free cash flow was $260 million.
•Refinanced existing Term Loan A and revolver with a new $1.25 billion Term Loan A-1 and revolving line of credit in the aggregate principal amount of up to $1.5 billion.

	Three months ended		Six months ended June 30,
	June 30, 2023	March 31, 2023	2023	2022
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$179	$116	$294	$387
Diluted per share	$1.91	$1.25	$3.17	$3.90
Adjusted net income(1)	$194	$146	$340	$395
Adjusted diluted per share(1)	$2.08	$1.58	$3.65	$3.98

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended				Six months ended June 30,
	June 30, 2023		March 31, 2023		2023		2022
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$405	13.5%	$312	10.8%	$717	12.2%	$771	13.4%
Adjusted operating income(1)(2)	$432	14.4%	$352	12.2%	$784	13.3%	$782	13.6%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the second quarter of 2023 were 7,231,242, or an average of 92,708 treatments per day, representing a per day increase of 0.3% compared to the first quarter of 2023. Normalized non-acquired treatment growth in the second quarter of 2023 compared to the second quarter of 2022 was (0.2)%.

	Three months ended		Quarter change	Six months ended		Year to date change
	June 30, 2023	March 31, 2023		June 30, 2023	June 30, 2022
	(dollars in millions, except per treatment data)
Revenue per treatment	$376.73	$366.14	$10.59	$371.48	$363.47	$8.01
Patient care costs per treatment	$252.57	$257.34	$(4.77)	$254.94	$249.85	$5.09
General and administrative	$279	$259	$20	$538	$458	$80
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to normal seasonal improvements driven by patients meeting their co-insurance and deductibles, increases in average reimbursement rates due to normal annual rate increases and favorable improvements in mix including the continued shift to Medicare Advantage plans, as well as positive impacts from improved cash collections. The quarter change was negatively impacted by a seasonal decrease in hospital inpatient revenues. The year to date change was primarily driven by a net increase in the Medicare rate due to base rate increase in 2023 partially offset by the phased in increase of sequestration of 1% in April 2022 and full 2% beginning July 1, 2022 and thereafter. The year to date increase was also impacted by the continued shift to Medicare Advantage plans and overall favorable mix improvements, increases in hospital inpatient dialysis revenues and other normal annual rate increases.
Patient care costs: The quarter change was primarily due to seasonal decreases in payroll taxes, as well as decreased center closure costs, as described below, travel costs, contract wages and pharmaceutical costs. In addition, our fixed other direct operating expenses positively impacted patient care costs per treatment due to increased treatments in the second quarter of 2023. The quarter change was negatively impacted by increased medical supplies expense and professional fees. The year to date change was primarily due to increased compensation expenses including increased wage rates and headcount. Other drivers of the increase include increases in other direct operating expenses associated with our dialysis centers, medical supplies expense, professional fees, travel costs, as well as center closure costs, as described below. These increases were partially offset by decreased pharmaceutical costs, contract wages and insurance costs.
General and administrative: The quarter change was primarily due to increased compensation expenses, a refund received in the first quarter of 2023 related to 2022 advocacy costs, increased professional fees, long-term incentive compensation and center closure costs, as described below. These increases were partially offset by decreased severance costs, as described below. The year to date change was primarily due to increases in compensation expenses including increased wage rates and severance costs, as described below. Other drivers of this change include gains recognized on the sale of our self-developed properties in the second quarter of 2022, center closure costs, as described below, increased travel costs, contract wages related to the deployment of IT projects and other IT-related costs. These increases were partially offset by decreased advocacy costs, including a refund received in 2023 related to 2022 advocacy costs.
Certain items impacting the quarter:
Closure costs. During the third quarter of 2022, we began a strategic review of our outpatient clinic capacity requirements and utilization, which have been impacted both by declines in our patient census in some markets due to the COVID-19 pandemic, as well as by our initiatives toward, and advances in, increasing the proportion of our home dialysis patients. This review has resulted in higher than normal charges for center capacity closures. These capacity closure costs include net losses on assets retired, lease costs, asset impairments and accelerated depreciation and amortization.
During the three month ended and the six months ended June 30, 2023, we incurred charges for U.S. dialysis center closures of approximately $21.1 million and $43.3 million, respectively. For a breakdown of how these closure costs have impacted our income statement for respective periods, see Note 3 in our Non-GAAP reconciliations that follow.
Severance costs and other. During the fourth quarter of 2022, we committed to a plan to increase efficiencies and cost savings in certain general and administrative support functions. As a result of this plan, we recognized expenses related to termination and other benefit commitments in our U.S. dialysis business. This plan included additional charges of $5.3 million during the second quarter of 2023 and $23.3 million during the six months ended June 30, 2023.

Debt transactions. In April 2023, we entered into the Second Amendment to our senior secured credit agreement. The Second Amendment transitions the interest pricing on Term B-1 to SOFR + 1.75% plus an additional credit spread adjustment (CSA). In addition, we entered into a Third Amendment to our senior secured credit agreement that refinanced Term Loan A and revolving line of credit with a secured Term Loan A-1 facility in aggregate principal amount of $1.25 billion and a secured revolving line of credit in the aggregate principal amount of up to $1.5 billion (the foregoing referred to as the new Term Loan A-1 and new revolving line of credit, respectively).
The new Term Loan A-1 and new revolving line of credit initially bear interest at Term SOFR, plus a CSA of 0.10% and an interest margin of 2.0%, which is subject to adjustment depending upon the leverage ratio defined in the agreement and can range from 1.25%-2.25%. We used a portion of the proceeds from the new Term Loan A-1 and initial borrowing of $400 million on the new revolving line of credit to pay off the remaining principal balance outstanding and accrued interest and fees on its prior Term Loan A and prior revolving line of credit in the amount of $1,602 million. The remaining borrowings added cash to the balance sheet for general corporate purposes.
Mozarc investment. On April 1 2023, the Company acquired a 50% voting equity interest in Mozarc Medical Holding LLC (Mozarc). At closing, the Company made a cash payment to Medtronic, Inc. (Medtronic) of $44.7 million, subject to certain customary post-closing adjustments, and contributed certain other non-cash assets to Mozarc. In addition, the Company agreed to pay Medtronic additional consideration of up to $300 million if certain regulatory, commercial and financial milestones are achieved. At close, the Company and Medtronic also each contributed an additional $224.4 million in cash to Mozarc to fund its development initiatives. The Company’s investment in Mozarc was recorded at an initial estimate of $371.0 million, subject to finalization of certain post-closing adjustments yet to be completed between the parties and finalization of related third-party valuations. As a result of this transaction the Company recognized a gain of $14.0 million on the non-cash assets contributed to Mozarc, which was recognized in “Other income (loss), net” in the financial statements along with equity method losses from Mozarc for the quarter.
Financial and operating metrics:

	Three months ended June 30,		Twelve months ended June 30,
	2023	2022	2023	2022
Cash flow:	(dollars in millions)
Operating cash flow	$450	$188	$1,967	$1,607
Free cash flow(1)	$260	$95	$1,100	$890

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended June 30, 2023	Six months ended June 30, 2023
Effective income tax rate on:
Income	16.5%	18.2%
Income attributable to DaVita Inc.(1)	21.3%	23.9%
Adjusted income attributable to DaVita Inc.(1)	21.6%	24.0%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of June 30, 2023, we provided dialysis services to a total of approximately 248,000 patients at 3,056 outpatient dialysis centers, of which 2,703 centers were located in the United States and 353 centers were located in 11 countries outside of the United States. During the second quarter of 2023, we opened a total of 10 new dialysis centers and closed 16 dialysis centers in the United States. We also acquired two dialysis centers, opened two new dialysis centers and closed two dialysis centers outside of the United States during the second quarter of 2023.
Integrated kidney care (IKC): As of June 30, 2023, we had approximately 64,000 patients in risk-based integrated care arrangements representing approximately $5.2 billion in annualized medical spend. We also had an additional 15,000 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. See additional description of these metrics at Note 2.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, the widespread impact of the COVID-19 pandemic continues to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including capacity closure charges, severance costs and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2023 guidance		Prior 2023 guidance
	Low	High	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,565	$1,675	$1,475	$1,625
Adjusted diluted net income per share attributable to DaVita Inc.	$7.00	$7.80	$6.20	$7.30
Free cash flow	$850	$1,100	$750	$1,000
We will be holding a conference call to discuss our results for the second quarter ended June 30, 2023, on August 3, 2023, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password 'Earnings'. This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, including statements about our balance sheet and liquidity, our expenses and expense offsets, revenues, billings and collections, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, DaVita's response to and the continuing impact of the coronavirus (COVID-19) pandemic, the continuing impact of the COVID-19 pandemic on the U.S. and global economies, labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, expenses, strategic initiatives, government and commercial payment rates, expectations related to value-based care, integrated kidney care, and Medicare Advantage (MA) plan enrollment and our ongoing stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•the current macroeconomic and marketplace conditions, and global events, many of which are interrelated and which relate to, among other things, inflation, rising interest rates, labor market conditions, wage pressure, evolving monetary policies, and the continuing impact of the COVID-19 pandemic on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; further spread or resurgence of the virus, including as a result of the emergence of new strains of the virus; the continuing impact of the pandemic on our revenues and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; our ability to successfully implement cost savings initiatives; supply chain challenges and disruptions; and elevated teammate turnover and training costs and higher salary and wage expense, driven in part by persisting labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, the impact of the pandemic and the aforementioned global economic conditions on our business may persist even as the pandemic continues to subside;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, as a result of our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations; or as a result of payors' implementing restrictive plan designs, including, without limitation, actions taken in response to the U.S. Supreme Court’s decision in Marietta Memorial Hospital Employee Health Benefit Plan, et al. v. DaVita Inc. et al. (Marietta); how and whether regulators and legislators will respond to the Marietta decision including, without limitation, whether they will issue regulatory guidance or adopt new legislation; how courts will interpret other anti-discriminatory provisions that may apply to restrictive plan designs; whether there could be other potential negative impacts of the Marietta decision; and the timing of each of these items;
•the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in or that select higher-paying commercial plans, including for example MA plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including, without limitation, those related to healthcare, antitrust matters, including, among others, restrictive covenants, and/or labor matters;
•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, which continue to increase in the dialysis industry, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, or other reasons;
•Our ability to respond to challenging U.S. and global economic and marketplace conditions, including among other things our ability to successfully identify cost savings opportunities and to implement cost savings initiatives such as ongoing initiatives that increase our use of third-party service providers to perform certain activities, initiatives that relate to clinic optimization and capacity utilization improvement, and procurement opportunities, among other things;
•our ability to successfully implement our strategies with respect to integrated kidney care and value-based care initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the Medicare Advantage benchmark structure;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court and the current presidential administration and congressional majority;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to hypoxia inducible factors, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, to successfully integrate any acquired businesses, to successfully operate any acquired businesses, joint ventures or other strategic transactions, or to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including without limitation increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Dialysis patient service revenues	$2,890,685	$2,810,099	$5,650,719	$5,526,380
Other revenues	109,684	116,658	222,349	217,932
Total revenues	3,000,369	2,926,757	5,873,068	5,744,312
Operating expenses:
Patient care costs	2,055,844	2,016,788	4,114,033	4,035,317
General and administrative	364,016	315,219	695,630	610,039
Depreciation and amortization	183,672	171,176	361,743	344,120
Equity investment income, net	(8,454)	(9,141)	(15,274)	(16,187)
Total operating expenses	2,595,078	2,494,042	5,156,132	4,973,289
Operating income	405,291	432,715	716,936	771,023
Debt expense	(103,507)	(82,586)	(204,281)	(156,377)
Debt prepayment and refinancing charges	(7,962)	—	(7,962)	—
Other income (loss), net	1,373	(1,284)	5,125	(3,070)
Income before income taxes	295,195	348,845	509,818	611,576
Income tax expense	48,818	64,229	92,773	121,242
Net income	246,377	284,616	417,045	490,334
Less: Net income attributable to noncontrolling interests	(67,686)	(59,807)	(122,807)	(103,403)
Net income attributable to DaVita Inc.	$178,691	$224,809	$294,238	$386,931

Earnings per share attributable to DaVita Inc.:
Basic net income	$1.96	$2.38	$3.24	$4.06
Diluted net income	$1.91	$2.30	$3.17	$3.90

Weighted average shares for earnings per share:
Basic shares	90,984	94,457	90,742	95,382
Diluted shares	93,418	97,772	92,952	99,121

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net income	$246,377	$284,616	$417,045	$490,334
Other comprehensive income (loss), net of tax:
Unrealized gains on interest rate cap agreements:
Unrealized gains	24,849	13,217	21,310	54,349
Reclassifications of net realized (gains) losses into net income	(18,956)	1,033	(34,698)	2,066
Unrealized gains (losses) on foreign currency translation:	41,961	(91,176)	75,522	(28,964)
Other comprehensive income (loss)	47,854	(76,926)	62,134	27,451
Total comprehensive income	294,231	207,690	479,179	517,785
Less: Comprehensive income attributable to noncontrolling interests	(67,686)	(59,807)	(122,807)	(103,403)
Comprehensive income attributable to DaVita Inc.	$226,545	$147,883	$356,372	$414,382

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)
(dollars in thousands)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$417,045	$490,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	361,743	344,120
Debt prepayment and refinancing charges	7,132	—
Stock-based compensation expense	55,197	50,109
Deferred income taxes	(16,178)	9,069
Equity investment loss, net	14,571	90
Other non-cash charges, net	(5,160)	(32,858)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	141,503	(132,043)
Inventories	(116)	(1,927)
Other receivables and prepaid and other current assets	33,182	(61,811)
Other long-term assets	(607)	(49,093)
Accounts payable	(40,615)	24,517
Accrued compensation and benefits	(68,800)	(102,513)
Other current liabilities	17,242	42,517
Income taxes	5,200	(63,638)
Other long-term liabilities	(8,675)	(6,557)
Net cash provided by operating activities	912,664	510,316
Cash flows from investing activities:
Additions of property and equipment	(272,204)	(265,461)
Acquisitions	(2,575)	(9,491)
Proceeds from asset and business sales	21,198	114,829
Purchase of debt investments held-to-maturity	(30,419)	(89,530)
Purchase of other debt and equity investments	(6,366)	(3,010)
Proceeds from debt investments held-to-maturity	94,414	8,415
Proceeds from sale of other debt and equity investments	3,873	3,775
Purchase of equity method investments	(273,336)	(23,806)
Distributions from equity method investments	1,758	1,047
Net cash used in investing activities	(463,657)	(263,232)
Cash flows from financing activities:
Borrowings	2,136,873	1,182,911
Payments on long-term debt	(2,347,120)	(841,687)
Deferred and debt related financing costs	(45,009)	—
Purchase of treasury stock	—	(617,432)
Distributions to noncontrolling interests	(124,178)	(118,315)
Net payments related to stock purchases and awards	(43,612)	(47,866)
Contributions from noncontrolling interests	6,946	9,116
Proceeds from sales of additional noncontrolling interests	50,962	3,673
Purchases of noncontrolling interests	(7,610)	(15,365)
Net cash used in financing activities	(372,748)	(444,965)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6,922	(1,342)
Net increase (decrease) in cash, cash equivalents and restricted cash	83,181	(199,223)
Cash, cash equivalents and restricted cash at beginning of the year	338,989	554,960
Cash, cash equivalents and restricted cash at end of the period	$422,170	$355,737

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$327,443	$244,086
Restricted cash and equivalents	94,727	94,903
Short-term investments	12,484	77,693
Accounts receivable	2,009,692	2,132,070
Inventories	110,299	109,122
Other receivables	354,921	413,976
Prepaid and other current assets	90,061	78,839
Income tax receivable	2,341	4,603
Total current assets	3,001,968	3,155,292
Property and equipment, net of accumulated depreciation of $5,503,439 and $5,265,372, respectively	3,158,450	3,256,397
Operating lease right-of-use assets	2,547,053	2,666,242
Intangible assets, net of accumulated amortization of $39,766 and $49,772, respectively	191,849	182,687
Equity method and other investments	593,269	231,108
Long-term investments	46,005	44,329
Other long-term assets	314,009	315,587
Goodwill	7,106,242	7,076,610
	$16,958,845	$16,928,252
LIABILITIES AND EQUITY
Accounts payable	$427,894	$479,780
Other liabilities	817,608	802,469
Accrued compensation and benefits	630,289	692,654
Current portion of operating lease liabilities	394,465	395,401
Current portion of long-term debt	101,113	231,404
Income tax payable	32,049	18,039
Total current liabilities	2,403,418	2,619,747
Long-term operating lease liabilities	2,384,471	2,503,068
Long-term debt	8,598,162	8,692,617
Other long-term liabilities	183,137	105,233
Deferred income taxes	760,038	782,787
Total liabilities	14,329,226	14,703,452
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,423,549	1,348,908
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 91,271 and 90,411 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively)	91	90
Additional paid-in capital	555,680	606,935
Retained earnings	468,725	174,487
Accumulated other comprehensive loss	(7,052)	(69,186)
Total DaVita Inc. shareholders' equity	1,017,444	712,326
Noncontrolling interests not subject to put provisions	188,626	163,566
Total equity	1,206,070	875,892
	$16,958,845	$16,928,252

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Six months ended June 30, 2023
	June 30, 2023	March 31, 2023
1. Consolidated business metrics:
Operating margin	13.5%	10.8%	12.2%
Adjusted operating margin excluding certain items(1)(2)	14.4%	12.2%	13.3%
General and administrative expenses as a percent of consolidated revenues(3)	12.1%	11.5%	11.8%
Effective income tax rate on income	16.5%	20.5%	18.2%
Effective income tax rate on income attributable to DaVita Inc.(1)	21.3%	27.5%	23.9%
Effective income tax rate on adjusted income attributable to DaVita Inc.(1)	21.6%	27.0%	24.0%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,731	$2,612	$5,343
Other—Ancillary services
Integrated kidney care	94	98	193
Other U.S. ancillary	7	7	14
International dialysis patient service and other	190	179	369
	292	284	575
Eliminations	(22)	(23)	(45)
Total consolidated revenues	$3,000	$2,873	$5,873
Operating income (loss):
U.S. dialysis	$461	$361	$822
Other—Ancillary services
Integrated kidney care	(39)	(37)	(77)
Other U.S. ancillary	(2)	(3)	(5)
International(4)	20	15	35
	(22)	(25)	(46)
Corporate administrative support expenses	(34)	(25)	(58)
Total consolidated operating income	$405	$312	$717

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Six months ended June 30, 2023
	June 30, 2023	March 31, 2023
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,724	$2,606	$5,330
Other revenues	6	6	13
Total operating revenues	2,731	2,612	5,343
Operating expenses:
Patient care costs	1,826	1,832	3,658
General and administrative	279	259	538
Depreciation and amortization	172	167	339
Equity investment income	(8)	(6)	(14)
Total operating expenses	2,270	2,251	4,521
Segment operating income	$461	$361	$822
Reconciliation for non-GAAP measure:
Closure charges	21	22	43
Severance and other costs	5	17	22
Adjusted segment operating income(1)	$487	$400	$887
Metrics
Volume:
Treatments	7,231,242	7,117,427	14,348,669
Number of treatment days	78.0	77.0	155.0
Average treatments per day	92,708	92,434	92,572
Per day year-over-year (decrease) increase	(0.5)%	0.1%	(0.2)%
Normalized year-over-year non-acquired treatment growth(5)	(0.2)%	—%
Operating net revenues:
Average patient service revenue per treatment	$376.73	$366.14	$371.48
Expenses:
Patient care costs per treatment	$252.57	$257.34	$254.94
General and administrative expenses per treatment	$38.60	$36.39	$37.50
Depreciation and amortization expense per treatment	$23.76	$23.46	$23.62
Accounts receivable:
Receivables	$1,700	$1,769
DSO	57	62

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Six months ended June 30, 2023
	June 30, 2023	March 31, 2023
4. Cash flow:
Operating cash flow	$450	$463	$913
Operating cash flow, last twelve months	$1,967	$1,705
Free cash flow(1)	$260	$265	$525
Free cash flow, last twelve months(1)	$1,100	$935
Capital expenditures:
Routine maintenance/IT/other	$86	$109	$194
Development and relocations	$39	$39	$78
Acquisition expenditures	$3	$—	$3
Proceeds from sale of self-developed properties	$2	$—	$2

5. Debt and capital structure:
Total debt(6)	$8,760	$8,701
Net debt, net of cash and cash equivalents(6)	$8,432	$8,384
Leverage ratio(7)	3.69x	3.89x
Weighted average effective interest rate:
During the quarter	4.67%	4.55%
At end of the quarter	4.66%	4.53%
On the senior secured credit facilities at end of the quarter	4.90%	4.60%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	52%	53%
Debt with rates fixed by its terms or capped by cap agreements	92%	93%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(4)The reported operating income for the three months ended June 30, 2023, and March 31, 2023 and for the six months ended June 30, 2023 includes foreign currency gains (losses) embedded in equity method income recognized from our Asia Pacific joint venture of approximately $1.2, $(0.7) and $0.5, respectively.
(5)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(6)The debt amounts as of June 30, 2023 and March 31, 2023 presented exclude approximately $60.6 and $41.5, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(7)See Note 1: Calculation of the Leverage Ratio on page 14.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated April 28, 2023, and our prior senior secured credit agreement (the Prior Agreement) the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The Prior Credit Agreement also included the face amount of all letters of credit issued as debt. The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and new revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The following leverage ratios were calculated using the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement that was in effect at the end of each such period (the Applicable Credit Agreement). The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Applicable Credit Agreement, including, as applicable, pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Applicable Credit Agreement, and as a result, the total adjustments calculated pursuant to the Applicable Credit Agreement may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company’s management believes the presentation of "Consolidated EBITDA" as defined in the Applicable Credit Agreement is useful to investors to enhance their understanding of the Company’s leverage ratio under the Applicable Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	June 30, 2023	March 31, 2023
Net income from continuing operations attributable to DaVita Inc.	$454	$500
Income taxes	170	185
Interest expense	367	350
Depreciation and amortization	750	738
Net income attributable to noncontrolling interests	241	233
Stock-settled stock-based compensation	99	95
Debt prepayment and refinancing charges	8
Expected cost savings and expense reductions	73
Severance and other related costs	49	44
Other	71	37
"Consolidated EBITDA"	$2,281	$2,182

	June 30, 2023	March 31, 2023
Total debt, excluding debt discount and other deferred financing costs(1)	$8,760	$8,701
Letters of credit issued	—	151
	8,760	8,853
Less: Cash and cash equivalents including short-term investments(2)	(336)	(364)
Consolidated net debt	$8,424	$8,489
Last twelve months "Consolidated EBITDA"	$2,281	$2,182
Leverage ratio	3.69x	3.89x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of June 30, 2023 and March 31, 2023 presented exclude approximately $60.6 and $41.5, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our integrated kidney care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as its special needs plans), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss on for VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities. Note that the non-GAAP measures presented for prior periods below have been conformed to the non-GAAP measures presented for the current period.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted measures of operating expenses for its U.S. dialysis business, adjusted U.S. dialysis patient care costs per treatment, adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 7 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 3:    Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.

	Three months ended				Six months ended
	June 30, 2023		March 31, 2023		June 30, 2023		June 30, 2022
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$179	$1.91	$116	$1.25	$294	$3.17	$387	$3.90
Closure charges impacting:
Patient care costs	6	0.06	13	0.14	18	0.20	8	0.08
General and administrative:	8	0.08	5	0.05	13	0.14	2	0.02
Depreciation and amortization	8	0.08	5	0.05	12	0.13	1	0.01
Total closure charges	21	0.23	22	0.24	43	0.47	11	0.11
Severance and other costs	5	0.06	18	0.19	23	0.25	—	—
Other income (loss), net — Mozarc gain	(14)	(0.15)	—	—	(14)	(0.15)	—	—
Debt prepayment and refinancing charges	8	0.09	—	—	8	0.09	—	—
Related income tax	(5)	(0.05)	(10)	(0.11)	(15)	(0.16)	(3)	(0.03)
Adjusted net income attributable to DaVita Inc.	$194	$2.08	$146	$1.58	$340	$3.65	$395	$3.98
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 4:    Adjusted operating income

	Three months ended		Six months ended
	June 30, 2023	March 31, 2023	June 30, 2023	June 30, 2022
Consolidated:
Operating income	$405	$312	$717	$771
Closure charges impacting:
Patient care costs	6	13	18	8
General and administrative:	8	5	13	2
Depreciation and amortization	8	5	12	1
Total closure charges	21	22	43	11
Severance and other costs	5	18	23	—
Adjusted operating income	$432	$352	$784	$782

	Three months ended		Six months ended
	June 30, 2023	March 31, 2023	June 30, 2023	June 30, 2022
Consolidated:
U.S. dialysis:
Segment operating income	$461	$361	$822	$879
Closure charges	21	22	43	11
Severance and other costs	5	17	22	—
Adjusted U.S. dialysis operating income	487	400	887	890
Other - Ancillary services:
U.S.
Integrated kidney care	(39)	(37)	(77)	(59)
Other U.S. ancillary	(2)	(3)	(5)	(6)
Segment operating loss	(42)	(40)	(82)	(64)
Severance and other costs	—	—	—	—
Adjusted operating loss	(42)	(39)	(81)	(64)
International
Segment operating income	20	15	35	23
Other - Ancillary services operating loss	(22)	(24)	(46)	(41)
Corporate administrative support expenses:
Segment expenses	(34)	(25)	(58)	(67)
Severance and other costs	—	1	1	—
Adjusted Corporate administrative support expenses	(33)	(24)	(57)	(67)
Adjusted operating income	$432	$352	$784	$782
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 5:    Adjusted U.S. dialysis expense measures

	Three months ended
	June 30, 2023			March 31, 2023
	GAAP	Non-GAAP adjustment	Adjusted	GAAP	Non-GAAP adjustment	Adjusted
	(dollars in millions)
U.S. dialysis
Treatments	7,231,242	—	7,231,242	7,117,427	—	7,117,427
Operating expenses:
Patient care costs	$1,826	$(6)	$1,821	$1,832	$(13)	$1,819
General and administrative	279	(13)	266	259	(22)	237
Depreciation and amortization	172	(8)	164	167	(5)	162
Equity investment income	(8)	—	(8)	(6)	—	(6)
Total operating expenses	$2,270	$(26)	$2,244	$2,251	$(39)	$2,212
Patient care costs per treatment(1)	$252.57		$251.78	$257.34		$255.56
Certain columns, rows, per treatment amounts or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)Patient care costs per treatment and adjusted patient care costs per treatment are patient care costs or adjusted patient care costs divided by number of U.S. dialysis treatments, respectively.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 6:    Effective income tax rates on income attributable to DaVita Inc.

	Three months ended		Six months ended June 30, 2023
	June 30, 2023	March 31, 2023
Income before income taxes	$295	$215	$510
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(68)	(55)	(123)
Income before income taxes attributable to DaVita Inc.	$227	$159	$386

Income tax expense	$49	$44	$93
Income tax attributable to noncontrolling interests	—	—	(1)
Income tax expense attributable to DaVita Inc.	$48	$44	$92

Effective income tax rate on income attributable to DaVita Inc.	21.3%	27.5%	23.9%
The effective income tax rate on adjusted income attributable to DaVita Inc. is computed as follows:

	Three months ended		Six months ended June 30, 2023
	June 30, 2023	March 31, 2023
Income before income taxes	$295	$215	$510
Closure charges impacting:
Patient care costs	6	13	18
General and administrative:	8	5	13
Depreciation and amortization	8	5	12
Severance and other costs	5	18	23
Other income (loss), net — Mozarc gain	(14)	—	(14)
Debt prepayment and refinancing charges	8	—	8
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(68)	(55)	(123)
Adjusted income before income taxes attributable to DaVita Inc.	$247	$200	$447
Income tax expense	$49	$44	$93
Plus income tax related to:
Closure charges impacting:
Patient care costs	1	3	5
General and administrative:	2	1	3
Depreciation and amortization	2	1	3
Severance and other costs	1	4	6
Other income (loss), net — Mozarc gain	(3)	—	(3)
Debt prepayment and refinancing charges	2	—	2
Less income tax related to:
Noncontrolling interests	—	—	(1)
Income tax on adjusted income attributable to DaVita Inc.	$53	$54	$107
Effective income tax rate on adjusted income attributable to DaVita Inc.	21.6%	27.0%	24.0%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 7:    Free cash flow

	Three months ended			Six months ended June 30, 2023
	June 30, 2023	March 31, 2023	June 30, 2022
Net cash provided by operating activities	$450	$463	$188	$913
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(69)	(55)	(53)	(124)
Contributions from noncontrolling interests	2	5	4	7
Expenditures for routine maintenance and information technology	(86)	(109)	(96)	(194)
Expenditures for development and relocations	(39)	(39)	(46)	(78)
Proceeds from sale of self-developed properties	2	—	98	2
Free cash flow	$260	$265	$95	$525

	Twelve months ended
	June 30, 2023	March 31, 2023	June 30, 2022
Net cash provided by operating activities	$1,967	$1,705	$1,607
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(274)	(257)	(263)
Contributions from noncontrolling interests	13	15	25
Expenditures for routine maintenance and information technology	(445)	(455)	(421)
Expenditures for development and relocations	(165)	(173)	(192)
Proceeds from sale of self-developed properties	4	100	133
Free cash flow	$1,100	$935	$890
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.